Exhibit 10.1

ILOG S.A.

2006 FREE SHARES INCENTIVE PLAN

______________________________________________________

Free Shares Award Agreement for U.S. Employees

______________________________________________________

Award No. _________

You are hereby awarded Free Shares subject to the terms and conditions set forth in this Free Shares Award Agreement (“Award Agreement” or “Award”), and in the ILOG S.A. Plan for Grants of Free Shares 2006 (the “Plan”), which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors of ILOG S.A. (the “Board”), or the Administrator of the Plan pursuant to Section 4 of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

Pursuant to section 7 of the Plan, the Grant Date of your Free Shares shall be the date specified hereunder in this Award Agreement. Except where you shall, within 21 days of this Award Agreement’s date, express your refusal of this award of Free Shares - by any means allowing the Company to acknowledge receipt of your refusal– you shall be deemed to have finally and firmly accepted this grant of Free Shares upon the terms and conditions set forth herein.

The Company has established the Plan and this Award Agreement so as to comply with the French and U.S. corporate and tax law requirements pertaining to grants of free shares. In the event that any conflict arises between the Plan and this Award Agreement, the relevant French corporate, tax, securities law requirements and provisions shall control with respect to the French Beneficiaries. The terms of the French tax administration’s instructions of May 24, 2005 (No. 5F-15-05) and November 10, 2006 (No. 5F-17-06) also govern this Award and the aforementioned contractual documentation.

Based on American tax law, you may elect to pay tax on the Free Shares when the Free Shares vest. Alternatively, if you elect to forfeit your shares in the event that you resign from employment prior to the end of the holding period (discussed in Section 2 below), you will defer paying tax until the end of the holding period. You may make this election at the end of this Award Agreement. If you change residences to another jurisdiction before vesting of the Free Shares occurs, you will likely be subject to a different taxation scheme. We have provided a summary memorandum, which sets forth the taxation schemes in each jurisdiction where ILOG has offices.

Free Shares Award Agreement

ILOG S.A. 2006 Free Shares Incentive Plan

1.	Specific Terms. Your Free Shares have the following terms:
Name of Beneficiary
Number of Free Shares Subject to Award
Grant Date
Vesting

Provided that you are an actively employed Eligible Person by the Company or an Affiliated Company on a particular vesting date, 40% of your total interest in the Free Shares shall vest two years after the Date of Grant such as defined in section 7 of the Plan, and thereafter, each month commencing with the 25th month through the 60th month following the Date of Grant, 1/60th of your total interest in the Free Shares will vest.  Each of those Free Shares will be subject to a two year holding period (described in Section 2 below) from the point they vest.

2.             Holding Period to the Sale of Free Shares. The sale of the shares that become vested as a result of the vesting schedule set forth in Section 1 above is prohibited for a subsequent holding period of 2 years starting from the date on which each of the Free Shares shall become vested – i.e., the date on which the title to the Free Shares shall transfer to the Beneficiary.

3.              Termination. In the event (i) that the Beneficiary ceases to be employed by the Company or any Affiliated Company or (ii) that the Beneficiary ceases to be an executive officer of the Company or any Affiliated Company, any Free Shares (other than those for which the Beneficiary has earned a vested right pursuant to Section 1 above) granted to him/her in application of the Plan shall automatically be forfeited forthwith.

4.             Satisfaction of Vesting Restrictions. Notwithstanding any other provision of the Plan, the Shares representing the Free Shares must be transferred to the Beneficiary as soon as practicable after vesting of the Free Shares. No Shares will be issued before you complete the requirements that are necessary for your Award of Free Shares to vest. As soon as practicable after the date on which your Free Shares vest in whole or in part, the Company will issue to you one Share for each vested Free Share. The vested Shares will be subject to the 2 year lock-up period restriction such as mentioned above. Notwithstanding anything in the foregoing, if you elect (at the end of this Award Agreement) to subject your shares to the substantial risk of forfeiture set forth therein, then –

(a)

when vesting occurs pursuant to Section 1 above, you will receive shares that are subject to automatic forfeiture if you resign from employment with us during the holding period mentioned in Section 2 above;

Free Shares Award Agreement

ILOG S.A. 2006 Free Shares Incentive Plan

(b)	any shares you receive when vesting occurs pursuant to Section 1 will bear the following legend:

The sale or other transfer of the shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in a Free Shares Award Agreement for U.S. Employees, entered into on _______ __, ____ with ILOG S.A., and are thereby subject to restrictions set forth in the ILOG S.A. Plan for Grants of Free Shares 2006 (under which the award occurred), and in any rules and administrative procedures adopted pursuant to such plan. A copy of these documents may be obtained from the Secretary of ILOG S.A.

and

(c)

provided that you have not resigned from employment during the holding period set forth in Section 2 above, your shares subject to the substantial risk of forfeiture set forth in paragraph 4(a) hereof will become fully vested -- and will be re-issued without the legend set forth in paragraph 4(b) hereof -- at the end of such holding period (and regardless of whether or not you remain an active employee of the Company or an Affiliated Company).

5.             Personal Income Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any personal income taxes that may arise, and that neither the Company nor its Affiliated Companies shall have any obligation whatsoever to pay your taxes, in whole or in part.

6.             Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

7.             Binding Effect. Except as otherwise provided in this Award Agreement, the Plan or by French law, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

8.             Modifications. This Award Agreement may be modified or amended at any time, in accordance with Section 4 of the Plan’s provisions and provided that you must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Award Agreement.

Free Shares Award Agreement

ILOG S.A. 2006 Free Shares Incentive Plan

9.             Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

10.          Severability. Every provision of this Award Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

11.          Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.          Plan Governs. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan consistently with French law. In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

13.          Governing Law. The laws of France shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

14.          French Social Security and Tax Disclosure Requirements. You agree that your personal data may be transferred to third party service providers, such as stock brokerage services (hereafter altogether referred to as the “Personal Data Storers”) for the purpose of Plan administration including but not limited to the receipt of Shares upon the vesting of Free Shares and the payment of dividends in accordance with applicable regulations.

The Personal Data Storers may be located in a jurisdiction or territory different from the one where you reside or have your permanent place of abode. Such personal data may, notably, include your name, date of birth, address, spouse or partner’s name, phone numbers and contact details, salary, compensation, position within the group, bank information details, the number of Free Shares granted, vested, or cancelled under the Plan, and other information set forth in the Plan or this Award Agreement.

Finally, you should be aware that Article L 242-1 of the French Social Security Code (hereafter, the “FSSC”), provides for a social contributions exemption on free shares. For the purpose of eligibility under the aforementioned favorable social contributions treatment, the grants of Free Shares under the Plan shall be:

(i) deemed awarded in full compliance with the provisions of the Plan and the conditions set forth herein by the Board, and;

Free Shares Award Agreement

ILOG S.A. 2006 Free Shares Incentive Plan

(ii) notified to the French administration collecting social contributions (hereafter, the “URSSAF”) together with the following information to the extent necessary or proper under French law:

•	a list of all Beneficiaries who received grants of Free Shares over the immediately preceding calendar year;
•	a list of all Beneficiaries who received Shares pursuant to the vesting of Free Shares over the immediately preceding calendar year, and
•	the number and value of the Free Shares granted to each of the Beneficiaries.

The Company shall, on its behalf and on behalf of the Affiliated Companies¸ duly comply with its disclosure obligations under Article L. 242-1 of the FSSC and supply and disclose the aforementioned information to the URSSAF.

Free Shares Award Agreement

ILOG S.A. 2006 Free Shares Incentive Plan

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Free Shares hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

ILOG S.A.

By: ____________________________________
Name:
Title:

The undersigned Beneficiary hereby accepts the terms of this Award Agreement and the Plan, and hereby elects to recognize taxable income under applicable U.S. laws --

     on each date on which the Beneficiary’s rights vest pursuant to Section 1 above, with the income equaling the fair market value of the shares that vest.

OR:

     at the end of the holding period set forth in Section 2 for each block of shares that vests, based on their fair market value at the end of such holding period; provided that the Beneficiary agrees to forfeit the Shares (by returning them to the Company) at the end of holding period applicable to the Shares in the event the Beneficiary resigns from employment with us at any time during such holding period.

By: ____________________________________

Name of Beneficiary: ________________________

I represent that I had enough time to review and understand this agreement as all related documents and appendix and that I had the opportunity to obtain advice from the counsels of my choice.

Following the decision of the Board of Directors dated as of

_______________________, 200_

Beneficiary

_______________________, 200_